Exhibit 99.2

HOULIHAN LOKEY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share data and par value)	March 31, 2023	March 31, 2022
Assets
Cash and cash equivalents	$714,439	$833,697
Restricted cash	373	373
Investment securities	37,309	109,143
Accounts receivable, net of allowance for credit losses	182,029	144,029
Unbilled work in process, net of allowance for credit losses	115,045	104,751
Income taxes receivable	17,693	—
Deferred income taxes	104,941	95,278
Property and equipment, net	88,345	52,176
Operating lease right-of-use assets	333,877	171,942
Goodwill	1,087,784	1,070,442
Other intangible assets, net	203,370	247,333
Other assets	83,609	57,646

Total assets	$2,968,814	$2,886,810

Liabilities and Stockholders’ Equity
Liabilities:
Accrued salaries and bonuses	$765,877	$953,604
Accounts payable and accrued expenses	113,421	126,190
Deferred income	40,695	28,753
Income taxes payable	—	61,266
Deferred income taxes	544	789
Loans payable to former shareholders	—	539
Operating lease liabilities	374,869	197,091
Other liabilities	60,111	74,873

Total liabilities	1,355,517	1,443,105

Stockholders’ equity:
Class A common stock, $0.001 par value. Authorized 1,000,000,000 shares; issued and outstanding 50,638,924 and 49,853,564 shares, respectively	51	50
Class B common stock, $0.001 par value. Authorized 1,000,000,000 shares; issued and outstanding 18,048,345 and 17,649,555 shares, respectively	18	18
Additional paid-in capital	642,970	564,761
Retained earnings	1,033,072	922,223
Accumulated other comprehensive loss	(62,814)	(43,347)

Total stockholders’ equity	1,613,297	1,443,705

Total liabilities and stockholders’ equity	$2,968,814	$2,886,810

HOULIHAN LOKEY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,		Year Ended March 31,
(In thousands, except share and per share data)	2023	2022	2023	2022
Revenues	$444,767	$471,166	$1,809,447	$2,269,958
Operating expenses:
Employee compensation and benefits	282,937	293,580	1,147,879	1,408,634
Travel, meals, and entertainment	13,391	5,001	51,082	22,465
Rent	17,911	14,120	55,838	47,747
Depreciation and amortization	6,347	19,948	58,221	48,537
Information technology and communications	15,201	13,497	54,125	41,714
Professional fees	9,078	10,361	32,940	38,349
Other operating expenses	9,278	16,050	67,624	49,648

Total operating expenses	354,143	372,557	1,467,709	1,657,094
Operating income	90,624	98,609	341,738	612,864
Other (income)/expense, net	10,322	7,921	17,738	8,926

Income before provision for income taxes	80,302	90,688	324,000	603,938
Provision for income taxes	20,642	25,515	69,777	165,614

Net income	59,660	65,173	254,223	438,324
Net income attributable to noncontrolling interest	—	—	—	(573)

Net income attributable to Houlihan Lokey, Inc.	$59,660	$65,173	$254,223	$437,751

Weighted average shares of common stock outstanding:
Basic	63,351,104	64,085,273	63,358,408	64,970,287
Fully diluted	68,107,465	67,461,779	67,586,263	68,259,708
Earnings per share attributable to Houlihan Lokey, Inc.
Basic	$0.94	$1.02	$4.01	$6.74
Fully diluted	$0.88	$0.97	$3.76	$6.41

2